EXHIBIT 99.1

Release date: August 15, 2006

FOR IMMEDIATE RELEASE	Media contact: Mariko Fukuyama 917.639.4036 mariko@lanepr.com

TULLY’S COFFEE APPOINTS NEW PRESIDENT/CEO

John Dresel Leaves to Pursue Opportunity;

John Buller to Assume Role

Seattle, Wash. – August 15, 2006 — John Dresel, president and COO, of Tully’s Coffee (Tully’s) announces today he will be leaving the company to pursue a business opportunity in the Seattle area. Concurrently, Tully’s announces John Buller, a member of its board of directors, has been appointed Tully’s new president and CEO. Buller has served on Tully’s board since March 2005 and will continue to do so.

“Over the past two years, Tully’s has made numerous strides, including the sale of the Japanese license, the addition of approximately 30 U.S. stores, significant wholesale growth and the launch of several new products, to name a few,” said Dresel. “I am proud to have played a role in these accomplishments and feel very fortunate to have a current board member with a strong retail background prepared to take Tully’s to the next level.”

“With Dresel’s departure, we have made a strategic decision to bring Buller on because of his solid experience in retail and marketing, which is our core business,” said Tom T. O’Keefe, Tully’s Chairman. “With his leadership and retail experience, we are poised and excited to continue our growth.”

Most recently, Buller served as the executive director of the University of Washington Alumni Association and Advancement Communications and as the associate vice president of alumni relations at the UW. He brings strong experience in retail and merchandising to Tully’s, having served for 10 years as senior vice president of sales promotion, marketing and public relations at Bon Macy’s, and for seven years was the head of the National Federated Marketing team.

“Working with Tully’s on the board of directors has given me valuable insight into the business opportunity available to Tully’s. I am excited to take on even more responsibility as we continue to grow the Tully’s brand, especially through its retail experience,” said Buller.

Buller’s first 90 days as president and CEO will focus on improving Tully’s retail fundamentals and adding exciting product offerings. Buller strongly believes in the importance of customer feedback and will be spearheading an initiative to increase customer research.

About Tully’s Coffee

Founded in 1992, Tully’s is a handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and licensed specialty retail stores in Washington, Oregon, California, Idaho and Arizona and its global alliance partner in Japan, Tully’s specialty coffees are available at more than 350 retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors and approximately 3,500 leading supermarkets located throughout the western half of the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives.